Exhibit 99.5

April 10, 2017

Robert M. Ling, Jr.

Unified Grocers, Inc.

5200 Shelia Street

Commerce, CA 90040

Dear Bob,

This letter agreement (this “Letter”) amends the Amended and Restated Severance Agreement (the “Severance Agreement”), dated as of August 7, 2013 between you and Unified Grocers, Inc. (the “Company”) and will be effective upon the completion of the transactions (the “Closing”) contemplated by the Agreement and Plan of Merger, dated as of the date hereof by and between the Company, Supervalu Inc. (“Parent”) and West Acquisition Corporation (the “Merger Agreement”). If the Closing does not occur, this Letter will be void ab initio and will be of no further force or effect. Except as set forth in this Letter, the terms and conditions of your Severance Agreement shall remain in full force and effect. All capitalized terms not otherwise defined in this Letter shall have the meaning set forth in the Severance Agreement.

1.	Health Plan Continuation Coverage. You agree that the second sentence of Section 5(b) of your Severance Agreement shall be deleted in its entirety. If you elect to continue health plan coverage pursuant to COBRA, the Company shall pay your family’s COBRA premiums for a period terminating on the earlier of (i) eighteen (18) months from the Date of Termination or (ii) the cessation of your COBRA eligibility. In addition, on the first day of each of the six (6) months immediately following the eighteen (18) month COBRA period, the Company shall pay you a cash payment equal to the monthly COBRA premium for family coverage under the Company’s group health plan; provided, that if you become eligible to receive group health benefits under a program of a subsequent employer, the Company’s obligation to pay any portion of the COBRA premiums in accordance with this Letter shall cease.

2.	280G Cutback Provision. You acknowledge and agree that Section 9(b) of the Severance Agreement remains in effect and, subject to the terms of this Letter, remains applicable to you. The Company and you agree that, based on calculations completed by the Company’s executive compensation consultants, your “base amount” within the meaning of Section 280G(a)(3)(A) of the Internal Revenue Code will be $1,049,682 for a transaction occurring in 2017.

3.

Indemnification. On or about the date hereof, you, the Company and the Parent will enter into a Non-Competition Agreement (the “Non-Competition Agreement”) that provides for certain payments to you if you refrain from certain competitive activities described therein (the “Non-Competition Payments”). After review of all the relevant facts and circumstances and taking into account the advice of an independent valuation expert, all the parties hereto have concluded that any Non-Competition Payments you receive will be reasonable compensation for personal services provided following the Closing, within the meaning of Treas. Reg. § 1.280G-1, Q/A-40 (“Reasonable Compensation”). Accordingly, the parties hereto have agreed (1) to treat any Non-Competition Payments as Reasonable Compensation for all purposes (including for all tax reporting purposes), (2) to exclude the Non-Competition Payments from the application of the Payment Limit or any similar provision, and (3) to not take any Non-Competition Payments into account when the Payment Limit or any similar provision is applied to any other payment, right or benefit due to you in connection with the transactions contemplated by the Merger Agreement (the “Transactions”). Nonetheless, if it is determined at any time hereafter (whether by the IRS or otherwise) that any payment, right, benefit or distribution by the Parent, the Company or their respective successors or affiliates (whether pursuant to the Severance Agreement or otherwise) to you or for your benefit in connection with the Transactions would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), the Company will pay you additional amounts (subject to your compliance with Section 5 of this Letter) in cash equal to the lesser of (i) (A) an amount that, after payment of all federal, state and local income, employment, excise and other taxes (including all income, employment, excise and other taxes owed with respect to payments described in this clause (A)) and any interest or penalties, you will be in the same net after-tax position as if no such excise tax had been applied, divided by (B) two; or (ii) $1,250,000.00. Any payment made pursuant to this paragraph will be paid to you by the Company (x) not less than ten (10) business days before the tax is required to be paid pursuant to the terms of any assessment, notice of deficiency or similar demand made by the IRS or other taxing authority, or (y) not later than the time(s) the applicable tax is otherwise due, in any other case.

4.	General Release. Any indemnification obligations of the Company, pursuant to Section 3 of this Letter, are subject to you signing a General Release substantially in the same form as the General Release attached to this Letter as Exhibit A within the 21-day consideration period identified in such General Release, and not rescinding such General Release within the applicable 7-day rescission period.

5.	Cooperation. You agree to cooperate with the Company and provide the Company notice in the event that the IRS initiates an examination or audit, proposes an assessment or provides you notice of deficiency that could reasonably be expected to implicate the Company’s indemnification obligation described above in Section 3. Such notice shall be provided to the Company as soon as practicable, but in no event later than five (5) business days after you receive written communication from the IRS of such examination, audit, proposed assessment or notice of deficiency. You agree to exercise commercially reasonable efforts to defend against any IRS examination or audit that could result in a Section 4999 excise tax being imposed. In addition, you will provide the Company the opportunity to participate (at its own expense) in any defense to an IRS claim as it relates to potential excise tax payments under Section 4999; provided that this paragraph will not require you to appeal an IRS assessment of tax, once issued.

IN WITNESS WHEREOF, the parties have caused this Letter to be executed as of the date set forth above.

UNIFIED GROCERS, INC.

By:	/s/ Mary M. Kasper
Mary M. Kasper Senior Vice President, General Counsel and Secretary

SUPERVALU INC.

By:	/s/ Karla Robertson
Karla Robertson
General Counsel

ROBERT M. LING, JR.

/s/ Robert M. Ling, Jr.

EXHIBIT A

GENERAL RELEASE

This General Release (“Release”) is entered into between Unified Grocers, Inc., and all its past and present subsidiary, related, and affiliated companies; all its present or past officers, directors, and employees; and any person who acted on behalf of or on instructions of Unified Grocers, Inc. (collectively, the “Company”) and Robert M. Ling (“Employee”).

Employee and Company understand that all words used in this Release have their plain meanings in ordinary English. Employee and the Company agree as follows:

1.	Employee’s last day of employment with the Company was (the “Separation Date”).

2.	In accordance with the terms of the letter agreement by and among the Company, Supervalu Inc. and Employee dated April 10, 2017 (the “Letter”), the Company will provide to Employee the consideration identified in Section 3 of the Letter and, subject to the limitations described therein, in the Amended and Restated Severance Agreement between Employee and the Company dated as of August 7, 2013, as amended by the Letter (the “Severance Agreement”), in exchange for Employee signing and not rescinding this Release.

3.	In exchange for the consideration identified in Section 2 of this Release, which is in addition to anything else of value Employee is otherwise entitled to receive, Employee agrees as follows:

a.	By this Release, Employee waives and releases any and all claims, actions, and causes of action which Employee has or may have against the Company arising from or related to Employee’s employment with and/or separation from the Company, whether or not Employee now knows of those claims, actions, and causes of action. This release includes, but is not limited to, any claims Employee may have for wages, commissions, incentive or bonus compensation of any kind regardless of whether it is a yearly or multi-year plan and regardless of when it is to be paid, penalties, vacation pay or other benefit, and any other form of compensation; breach of contract; fraud or misrepresentation; the Family Medical Leave Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local civil rights laws or common laws; defamation; infliction of emotional distress; breach of the covenant of good faith and fair dealing; negligence; wrongful termination of employment; and any attorney’s fees or other costs or expenses.

b.

Nothing in this Release is intended to or does: (1) impose any condition, penalty, or other limitation affecting Employee’s right to challenge this Release; (2) constitute an unlawful release or waiver of any of Employee’s rights under any laws; (3) waive or release any pending claim that Employee has for workers’ compensation benefits or pending or future claims for benefits under the Company’s health and welfare benefit plans or qualified retirement plans (including, without limitation, the Company’s Cash Balance Plan, Sheltered Savings Plan, Executive Medical Reimbursement Plan and Officer Retiree Medical Plan); (4) waive or release any rights Employee has to receive the consideration the Company is providing Employee (as described in Section 2 above)

in exchange for Employee signing and not rescinding this Release; (5) waive or release any claim that arises after this Release is signed; (6) waive or release Employee’s right to file a charge or complaint with, or from participating or cooperating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, or any other governmental agency; but as to all of the claims that Employee has released as provided above, Employee is waiving the right to receive any individual relief from the Company, including monetary relief, in any such investigation or proceeding; (7) waive or release Employee’s right to seek a judicial determination of the validity of this Release as to Employee’s rights arising under the Age Discrimination in Employment Act; (8) prevent or interfere with Employee’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law; (9) waive or release any right to indemnification or contribution with respect to any acts or omissions by Employee in his capacity as an employee, officer or director of the Company under any agreement between Employee and the Company, the constituting documents of the Company, the Merger Agreement (as defined in the Letter) and/or applicable law, or the benefit of insurance coverage under any applicable directors’ and officers’ liability insurance policy maintained by the Company, (10) waive or release Employee’s rights to payments or benefits due to him under the express terms of the Company’s deferred compensation and incentive plans (including, without limitation, the Company’s Officer Annual Incentive Plan, Deferred Compensation Plan, Executive Salary Protection Plan, Supplemental Executive Retirement Plan and Long Term Incentive Plan), or (11) waive or release Employee’s rights under that certain Non-Competition Agreement by and among Employee, the Company, and Supervalu Inc. dated on or about April 10, 2017 (the “Non-Competition Agreement”).

c.	Employee understands that by signing this Release and by accepting the payment described above, Employee is giving up any rights Employee may have to file any claim Employee now has, has ever had or may in the future have pertaining to or arising from Employee’s employment with the Company. Employee understands that this Release covers both known and unknown claims or actions, and as such Employee expressly waives any rights or protections Employee may have under California Civil Code section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.	Nothing in this Release prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company’s legal department to make any such reports or disclosures and Employee may but is not required to notify the Company that Employee has made such reports or disclosures.

5.	Employee has carefully read and understands all the provisions of this Release and understands that important rights are being released. Employee acknowledges that the Company has advised Employee to consult with counsel before signing this Release, and Employee represents that Employee has consulted with counsel of Employee’s choice before signing this Release.

6.	Employee represents that Employee has returned to the Company all Company property previously in Employee’s possession, including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology, other written and computer materials belonging to the Company or its clients on or before Employee’s Separation Date. Employee will not at any time copy or reproduce any of the Company’s or its clients’ property. Employee further understands that all designs, improvements, writings and discoveries made by Employee during employment that relate to the Company’s business is the exclusive property of the Company to the full extent permitted under applicable law and Employee cannot use, sell or give them to anyone else.

7.	The terms of this Release shall remain strictly confidential between the Employee and Company. Employee may disclose the terms to Employee’s attorney, tax advisor and spouse/domestic partner, but the terms otherwise shall not be disclosed to third persons unless required by law.

8.	Employee has 21 days from the day that Employee receives this Release or Employee’s Separation Date, whichever is later and not counting the day on which Employee receives it or Employee’s Separation Date (as applicable), to consider whether Employee wishes to sign this Release. Employee understands that if Employee signs this Release before the end of that 21-day period, it will be Employee’s voluntary decision to do so because Employee has decided that Employee does not need any additional time to decide whether to sign this Release.

9.	Employee understands that Employee may rescind this Release at any time within seven (7) days after Employee signs it, not counting the day on which Employee signs it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without Employee rescinding it.

10.	To accept the terms of this Release, Employee must deliver this Release, after signing and dating it, to the Company by hand or by mail at the address below within the 21-day period Employee has to consider this Release. To rescind the Release, Employee must deliver a written, signed statement rescinding Employee’s acceptance to the Company by hand or by mail within the 7-day rescission period as set forth in this Release. All deliveries must be made to the Company at the following address:

[Address to be inserted]

11.	Except as otherwise provided herein and for any confidentiality, non-competition, non-solicitation or non-solicitation provisions that continue to be applicable after the Separation Date, including any such provisions in the Severance Agreement or in the Non-Competition Agreement, this Release and the Letter are the entire agreement between Employee and the Company concerning Employee’s employment with the Company and the termination of such employment. It is Employee’s intent to be legally bound by the terms of the Release. No amendments, modifications or waivers of this Release shall be binding unless made in writing and signed by both Employee and the Company.

12.	In the event any one or more of the provisions (or any parts of provisions) of this Release shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions (or parts of provisions) of this Release shall be remain valid and enforceable.

***Signature Page Follows***

Employee hereby executes this Release below.

Dated:

Robert M. Ling, Jr.